UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2006

DENBURY RESOURCES INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-12935		20-0467835
(Commission File Number)		(I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 3000 Plano, Texas		75024
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:	(972) 673-2000

_____________________N/A______________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers.

(b)   Denbury Resources Inc. (the “Company”) announced today that Mark A. Worthey, Senior Vice-President of Operations, will be leaving the Company effective June 5, 2006. Mr. Worthey has served as a founding officer of the Company since his employment as Vice-President of Operations on September 1, 1992.

The Company and Mr. Worthey are entering into a 27 month consulting arrangement that provides for Mr. Worthey to be available to provide ongoing advice to the Company, together with standard confidentiality agreements. In return for Mr. Worthey entering into a non-competition agreement with the Company until the end of August 2008, Mr. Worthey will either retain or receive early vesting of a portion of the outstanding long-term equity incentives awarded to him during 2003 and 2004. Mr. Worthey will retain stock options covering 63,090 shares of Denbury common stock which would have vested in either January 2007 or January 2008, and receive early vesting of 136,500 shares of restricted stock which would have vested prior to mid-August 2008. The options have an average weighted exercise price of $6.26 per share and were granted in early 2003 and early 2004; the restricted stock was awarded in August 2004.

A copy of the press release issued by the Company on May 31, 2006 announcing Mr. Worthey’s departure is attached as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description of Exhibit

99.1	Denbury Press Release Announcing Mark A. Worthey, Senior Vice President of Operations, Leaving Denbury

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc.

(Registrant)

Date: May 31, 2006	By:	/s/ Gareth Roberts
Gareth Roberts
President & Chief
Executive Officer